Filed Pursuant to Rule 433

Registration Nos. 333-233424

and 333-233424-01

**PRICING DETAILS** $1.2bn Volkswagen Prime Auto Loan (VALET 2020-1)

Joint Active Bookrunners: Barclays (str), BNP, TD

Co-Managers: Citi, Credit Ag, JP Morgan, RBC, Santander

-Anticipated Capital Structure-

CLS	$AMT (MM)	WAL	M/F	L. FNL	E. FNL	Launch	Yld	Cpn	Price
================================================================================
A-1	215.000	0.21	P-1/F1+	05/2021	10/2020	IntL-8	0.29978%	0.29978%	100.00000
A-2A	362.000	0.93	Aaa/AAA	12/2022	11/2021	EDSF+63	0.935%	0.93%	99.99706
A-2B	50.000	0.93	Aaa/AAA	12/2022	11/2021	1mL+63			100.00000
A-3	471.000	2.32	Aaa/AAA	11/2024	09/2023	IntS+73	0.985%	0.98%	99.99317
A-4	96.570	3.48	Aaa/AAA	08/2026	11/2023	IntS+100	1.270%	1.26%	99.97734
================================================================================

Expected Settle : 5/19/2020	Registration : SEC-REG
First Pay Date : 6/22/2020	ERISA Eligible : Yes
Expected Ratings : Moody’s, Fitch	Min Denoms : 100k/1k
Ticker : VALET 2020-1	Bill & Deliver : Barclays
Expected Pricing : PRICED	Pricing Speed : 1.3%ABS, 10% Call

-Available Materials-

* Materials: Prelim Prospectus, Ratings FWP, CDI

* Deal Roadshow Investor Login Details

URL: www.dealroadshow.com

Entry Code (Case Sensitive): VALET201

* IntexNet : bcgvalet2001_1bn

Dealname : X6XU

-Cusips-

A1: 92868JAA4

A2A: 92868JAB2

A2B: 92868JAC0

A3: 92868JAD8

A4: 92868JAE6

———————————————————————————————————————-

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.